As filed with the Securities and Exchange Commission on September 30, 2021

Registration No. 333-259275

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

To

Form F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FIRST MINING GOLD CORP.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1040	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

2070 - 1188 West Georgia Street

Vancouver, British Columbia V6E 4A2

Canada

(844) 306-8827

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1070 - 1095 West Pender Street Vancouver, British Columbia V6E 2M6 Canada (604) 630-5199	Andrew Marshall Chief Financial Officer First Mining Gold Corp. Suite 2070 - 1188 West Georgia Street Vancouver, British Columbia V6E 4AZ Canada (604) 688-3033	Michelle Audet Blake, Cassels & Graydon LLP Suite 2600 - 595 Burrard Street Vancouver, British Columbia V7X 1L3 Canada (604) 631-4236

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒ at some future date (check appropriate box below)

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
2.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.	☒ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

This prospectus is a short form base shelf prospectus. This short form base shelf prospectus has been filed under legislation in each of the provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities, except in cases where an exemption from such delivery has been obtained.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale therein and only by persons permitted to sell such securities. See “Plan of Distribution”.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the General Counsel & Corporate Secretary of First Mining Gold Corp. at Suite 2070 – 1188 West Georgia Street, Vancouver, British Columbia V6E 4A2, and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	September 29, 2021

FIRST MINING GOLD CORP.

$100,000,000

Common Shares
Preferred Shares
Warrants
Subscription Receipts
Units

This short form base shelf prospectus (the “Prospectus”) relates to the offering for sale by First Mining Gold Corp. (the “Company”) from time to time, during the 25-month period that this Prospectus, including any amendments hereto, remains valid, of up to $100,000,000 (or the equivalent in other currencies based on the applicable exchange rate at the time of the offering) in the aggregate of: (i) common shares (“Common Shares”) in the capital of the Company; (ii) preferred shares (“Preferred Shares”) in the capital of the Company, issuable in series; (iii) warrants (“Warrants”) to purchase other Securities (as defined below) of the Company; (iv) subscription receipts (“Subscription Receipts”) convertible into other securities of the Company; and (v) units (“Units”) comprised of one or more of any of the other Securities, or any combination of such Securities (the Common Shares, Preferred Shares, Warrants, Subscription Receipts, and Units are collectively referred to herein as the “Securities”). The Securities may be offered in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement (each, a “Prospectus Supplement”). In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries. The consideration for any such acquisition may consist of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

The Company is permitted, under a multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. The financial statements incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and thus may not be comparable to financial statements of United States companies.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is governed by the laws of British Columbia, Canada, that some or all of its officers and directors are residents of a foreign country, that some or all of the experts named in this Prospectus are, and the underwriters, dealers or agents named in any Prospectus Supplement may be, residents of a foreign country, and a substantial portion of the assets of the Company and said persons may be located outside of the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR CANADIAN SECURITIES COMMISSION OR REGULATORY AUTHORITY NOR HAS THE SEC OR ANY STATE OR CANADIAN SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Prospective investors should be aware that the acquisition of the Securities may have tax consequences in Canada and the United States. Such consequences may not be described fully herein or in any applicable Prospectus Supplement. Prospective investors should read the tax discussion contained in this Prospectus under the heading “Certain Federal Income Tax Considerations” as well as the tax discussion, if any, contained in the applicable Prospectus Supplement with respect to a particular offering of Securities.

The specific terms of any Securities offered will be described in the applicable Prospectus Supplement including, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price, whether the Common Shares are being offered for cash, and any other terms specific to the Common Shares; (ii) in the case of Preferred Shares, the designation of the particular series, the number of Preferred Shares offered, the offering price, any voting rights, any rights to receive dividends, any terms of redemption, any conversion or exchange rights and any other specific terms; (iii) in the case of Warrants, the number of Warrants being offered, the offering price, whether the Warrants are being offered for cash, the designation, number and terms of the other Securities purchasable upon exercise of the Warrants, and any procedures that will result in the adjustment of those numbers, the exercise price, the dates and periods of exercise and any other terms specific to the Warrants being offered; (iv) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the terms, conditions and procedures for the conversion of the Subscription Receipts into other Securities, the designation, number and terms of such other Securities, and any other terms specific to the Subscription Receipts; and (v) in the case of Units, the number of Units being offered, the offering price and the number and terms of the Securities comprising the Units. A Prospectus Supplement relating to a particular offering of Securities may include terms pertaining to the Securities being offered thereunder that are not within the terms and parameters described in this Prospectus. Where required by statute, regulation or policy, and where the Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus except in cases where an exemption from such delivery has been obtained. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. Prospective investors should read this Prospectus and any applicable Prospectus Supplement carefully before investing in any Securities issued pursuant to this Prospectus.

The Company may offer and sell the Securities to or through underwriters or dealers purchasing as principals, and may also sell directly to one or more purchasers or through agents or pursuant to applicable statutory exemptions. See “Plan of Distribution”. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by the Company in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, including, to the extent applicable, any fees, discounts or any other compensation payable to underwriters, dealers or agents in connection with the offering, the method of distribution of the Securities, the initial issue price (in the event that the offering is a fixed price distribution), the proceeds that the Company will or expects to receive, and any other material terms of the plan of distribution.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, the Securities may be offered at market prices prevailing at the time of sale, at prices determined by reference to the prevailing price of a specified Security in a specified market or at prices to be negotiated with purchasers, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be decreased by the amount, if any, by which the aggregate price paid for Securities by the purchasers is less than the gross proceeds paid by the underwriter, dealer or agent to the Company. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution.

In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time. However, no underwriter, dealer or agent involved in an “at-the-market distribution”, as defined in National Instrument 44-102 Shelf Distributions (“NI 44-102”), no affiliate of such an underwriter, dealer or agent and no person or company acting jointly or in concert with such an underwriter, dealer or agent will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities. A purchaser who acquires Securities forming part of the underwriters’, dealers’ or agents’ over-allotment position acquires those Securities under this Prospectus and the Prospectus Supplement relating to the particular offering of Securities, regardless of whether the over-allotment position is ultimately filled through the exercise of the over-allotment option or secondary market purchases. See “Plan of Distribution”.

The issued and outstanding Common Shares of the Company trade on the Toronto Stock Exchange (the “Exchange”) under the symbol “FF”, on the OTC-QX under the symbol “FFMGF” and on the Frankfurt Stock Exchange under the symbol “FMG”. On September 28, 2021, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the Exchange was $0.305.

Unless otherwise specified in the applicable Prospectus Supplement, each series or issue of Securities (other than Common Shares) will not be listed on any securities exchange. Accordingly, there is currently no market through which the Securities (other than Common Shares) may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See “Risk Factors”.

Prospective investors should be aware that the purchase of Securities may have tax consequences that may not be fully described in this Prospectus or in any Prospectus Supplement, and should carefully review the tax discussion, if any, in the applicable Prospectus Supplement and in any event consult with a tax adviser.

An investment in the Securities is subject to a number of risks. See “Risk Factors” for a more complete discussion of these risks.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents hereof.

The Company is not making an offer of the Securities in any jurisdiction where such offer is not permitted.

All dollar amounts in this Prospectus are in Canadian dollars, unless otherwise indicated. See “Currency Presentation and Exchange Rate Information”.

The Company’s head office address is Suite 2070 – 1188 West Georgia Street, Vancouver, British Columbia V6E 4A2, and its registered office is located at Suite 2500 – 666 Burrard Street, Vancouver, British Columbia V6C 2X8.

Mr. Keith Neumeyer and Mr. Richard Lock, each a director of the Company, reside outside of Canada and have appointed Blake, Cassels & Graydon LLP at 2600 – 595 Burrard Street, Vancouver, British Columbia V7X 1L3, as their agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgements obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

No person is authorized by the Company to provide any information or to make any representation other than as contained in this Prospectus in connection with the issue and sale of the Securities offered hereunder. Prospective investors should rely only on the information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement in connection with an investment in Securities. Prospective investors should assume that the information appearing in this Prospectus or any Prospectus Supplement is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference is accurate only as of the date of that document unless specified otherwise. The Company’s business, financial condition, results of operations and prospects may have changed since those dates.

Market data and certain industry forecasts used in this Prospectus or any applicable Prospectus Supplement and the documents incorporated by reference herein or therein were obtained from market research, publicly available information and industry publications. The Company believes that these sources are generally reliable, but the accuracy and completeness of the information is not guaranteed. The Company has not independently verified this information and does not make any representation as to the accuracy of this information.

References to “the Company”, “we” or “us” include direct and indirect subsidiaries of the Company, where applicable.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this Prospectus and the documents incorporated by reference herein constitute forward-looking information or forward-looking statements within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”). These statements are made as of the date of this Prospectus. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “plans”, “projects”, “intends”, “estimates”, “envisages”, “potential”, “possible”, “strategy”, “goals”, “opportunities”, “objectives”, “targeted”, “advancing”, “proving” or variations thereof or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or to be achieved, or the negative of any of these terms and similar expression.

Examples of forward-looking statements in the Prospectus and the documents incorporated by reference herein include, but are not limited to: statements regarding future acquisitions of mineral properties; statements relating to the Company’s belief that the jurisdictions in eastern Canada in which the Company holds mineral properties are mining friendly; the Company’s objective of becoming a mid-tier gold producer; the Company’s strategy of de-risking material assets through exploration, drilling, calculating resource estimates, conducting economic studies and other activities; the Company’s plan to retain a residual interest in projects in the form of royalties, metal streams, minority interests or equity positions; statements relating to the Company’s vision and strategy; the Company’s intention to eventually pay a dividend to its shareholders; the Company's intention to utilize its management team's expertise to successfully permit and construct producing mines at its material assets; statements relating to the criteria the Company will use when assessing potential acquisitions; the Company’s belief that they will continue to be able to locate and retain professionals with the necessary specialized skills and knowledge; statements regarding the Company's intention and ability to select, acquire and bring to production suitable properties or prospects for mineral exploration and production; the Company’s ability to raise the capital necessary to fund its operations and the potential development of its properties; the Company's ability to obtain the resources to conduct exploration and development activities on its properties; the Company’s belief that the policies and procedures implemented by the executive management team of the Company provide a safe working environment for all of its employees, consultants, contractors and stakeholders; statements regarding shifts in gold demand; the Company’s intention to continue to make expenditures to ensure compliance with applicable laws and regulations; the Company’s ability to work with the various Indigenous communities in relation to the development of the Company’s projects; the Company’s intentions and expectations regarding exploration at any of its mineral properties; forecasts relating to mining, development and other activities at the Company’s operations; statements regarding potential increases in the ultimate recovery of gold and silver from its properties, including the Springpole Project; forecasts relating to market developments and trends in global supply and demand for gold; future royalty and tax payments and rates; future work on the Company’s non-material properties; the Company’s intention to advance the permitting process at the Springpole Project; the Company’s mineral reserve and mineral resource estimates; the use of proceeds from financings; and the outbreak of epidemics, pandemics or other health crises, such as COVID-19.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Prospective investors are cautioned that any such statements are not guarantees of future performance and those actual results or developments may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties relating to, among others: exploration, development and production risks; operational hazards; global financial conditions; commodity price fluctuations; availability of capital and financing on acceptable terms; the Company’s lack of history of commercially producing metals from mineral exploration properties; the Company’s mineral reserve and resource estimates may not be reliable, or the Company may encounter unexpected or challenging geological, hydrological or mining conditions; the Company’s exploration plans may be delayed or may not succeed; the Company may not be able to obtain or maintain necessary permits or approvals from government authorities; the Company may be affected by economic and political instability or by environmental, safety and regulatory risks, including increased regulatory burdens or delays; there may be defects in, or challenges to, title to the Company’s properties including First Nations land claims; the Company may lose its interest in certain projects if it fails to make certain required payments or minimum expenditures; the Company may be unable to enforce their legal rights under their existing agreements, permits or licences, or may be subject to litigation or arbitration that has an adverse outcome; accidents or equipment breakdowns may occur; cyclical nature of the mining industry; there may be changes to government regulations or policies, including tax and trade laws and policies; the Company may be adversely affected by changes in foreign currency exchange rates, interest rates or tax rates; the Company’s estimates of production, purchases, costs, decommissioning or reclamation expenses, or their tax expense estimates, may prove to be inaccurate; natural phenomena, including inclement weather, fire, flood and earthquakes; the Company’s operations may be disrupted due to problems with its own or customer facilities, the unavailability of reagents or equipment, equipment failure, lack of tailings capacity, labour shortages, ground movements, transportation disruptions or accidents or other exploration and development risk; future sales by existing shareholders could reduce the market price of the Common Shares; the Company may be adversely affected by currency fluctuations, volatility in securities markets and volatility in mineral prices; the Company’s broad discretion relating to the use of proceeds raised hereunder; the absence of a market through which the Securities, other than the Common Shares, may be sold, and additional factors described under the heading “Risk Factors” in this Prospectus, under the heading “Risks That Can Affect Our Business” in the Company’s annual information form for the year ended December 31, 2020 and under the section “Risks and Uncertainties” in the Company’s management discussion and analysis for the year ended December 31, 2020.

The Company believes that the expectations reflected in any forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in, or incorporated by reference into, this Prospectus should not be unduly relied upon. These statements speak only as of the date of this Prospectus. The Company does not intend, and does not assume any obligation, to update these forward-looking statements, except as required by applicable laws. Actual results may differ materially from those expressed or implied by such forward-looking statements.

cautionary note to us investors

This Prospectus, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of the securities laws in effect in Canada which differ from the requirements of United States securities laws. All mining terms used herein but not otherwise defined have the meanings set forth in National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). The definitions of Proven and Probable Reserves (“Mineral Reserves” or “Reserves”) used in NI 43-101 differ from the equivalent SEC definitions.

Accordingly, information contained in this Prospectus and the documents incorporated by reference herein containing descriptions of the Company’s mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of United States federal securities laws and the rules and regulations thereunder.

See “Glossary of Mining Terms” in this Prospectus for a description of certain of the mining terms used in this Prospectus, in any Prospectus Supplement and in the documents incorporated by reference.

financial information

Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus is extracted from financial statements prepared in accordance with IFRS or IFRS applicable to the preparation of interim financial statements , which differ from United States generally accepted accounting principles.

currency presentation and exchange rate information

The financial statements of the Company incorporated by reference in this Prospectus are reported in Canadian dollars. In this Prospectus, all dollar amounts referenced, unless otherwise indicated, are expressed in Canadian dollars and are referred to as “$” or “C$”. United States dollars are referred to as “US$”. The high, low and closing exchange rates for United States dollars in terms of the Canadian dollar for each of the indicated periods, as quoted by the Bank of Canada, were as follows:

		Year ended December 31 (US$)
	August 31, 2021	2020	2019	2018
High	0.8306	0.7863	0.7699	0.8138
Low	0.7778	0.6898	0.7353	0.7330
Closing	0.7926	0.7854	0.7699	0.7330

On September 28, 2021, the exchange rate for United States dollars in terms of the Canadian dollar, as quoted by the Bank of Canada, was C$1.00 = US$0.7886.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in each of the provinces of Canada (the “Qualifying Provinces”). Copies of the documents incorporated herein by reference or a copy of the Company’s permanent information record may be obtained on request without charge from the Company’s General Counsel & Corporate Secretary at Suite 2070 – 1188 West Georgia Street, Vancouver, British Columbia V6E 4A2, or by accessing the disclosure documents available electronically in Canada on the System for Electronic Document Analysis and Retrieval (SEDAR), which can be accessed at www.sedar.com or in the United States through EDGAR at the website of the SEC at www.sec.gov. The filings of the Company through SEDAR and EDGAR are not incorporated by reference in this Prospectus except as specifically set out herein.

As at the date hereof, the following documents of the Company, filed with the securities commissions or similar authorities in each of the Qualifying Provinces, are specifically incorporated by reference into and form an integral part of this Prospectus, provided that such documents are not incorporated by reference to the extent that their contents are modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference in the Prospectus, as further described below:

(a)	the annual information form of the Company dated March 25, 2021 for the year ended December 31, 2020, filed on SEDAR on March 25, 2021;

(b)	the audited consolidated financial statements of the Company as at and for the years ended December 31, 2020 and December 31, 2019, together with the notes thereto and the independent auditor’s report thereon, filed on SEDAR on March 25, 2021;

(c)	the management’s discussion and analysis of the Company for the year ended December 31, 2020, filed on SEDAR on March 25, 2021;

(d)	the management information circular of the Company dated May 18, 2021 distributed in connection with the Company’s annual general and special meeting of shareholders that was held on June 30, 2021, filed on SEDAR on May 20, 2021;

(e)	the unaudited condensed interim consolidated financial statements of the Company as at and for the period ended June 30, 2021 and June 30, 2020, together with the notes thereto, filed on SEDAR on August 16, 2021; and

(f)	the management’s discussion and analysis of the Company for the period ended June 30, 2021, filed on SEDAR on August 16, 2021.

Any document of the type referred to in the preceding paragraph (excluding confidential material change reports), and all other documents of the type required to be incorporated by reference in a short form prospectus by National Instrument 44-101 Short Form Prospectus Distributions of the Canadian Securities Administrators, filed by the Company with a securities commission or similar regulatory authority in Canada after the date of this Prospectus and prior to the termination of any offering of Securities hereunder shall be deemed to be incorporated by reference into this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished by the Company to the SEC after the date of this Prospectus, that document or information shall be deemed to be incorporated by reference as an exhibit to the Registration Statement (as defined below) of which this Prospectus forms a part (in the case of Form 6-K and Form 8-K, if and to the extent set forth therein). The Company may also incorporate other information filed with or furnished to the SEC under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that information included in any report on Form 6-K or Form 8-K shall be so deemed to be incorporated by reference only if and to the extent expressly provided in such Form 6-K or Form 8-K.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes that statement. Any such modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be considered in its unmodified or superseded form to constitute part of this Prospectus; rather only such statement as so modified or superseded shall be considered to constitute part of this Prospectus.

Upon a new annual information form and related annual audited consolidated financial statements and management’s discussion and analysis being filed by the Company with, and where required, accepted by, the applicable securities regulatory authorities during the term of this Prospectus: (i) the previous annual information form, the previous annual audited consolidated financial statements and related management’s discussion and analysis; (ii) all interim consolidated financial statements and related management’s discussion and analysis, all material change reports and all business acquisition reports filed by the Company prior to the commencement of the Company’s financial year in respect of which the new annual information form is filed; and (iii) any business acquisition report for acquisitions completed since the beginning of the financial year in respect of which the new annual information form is filed (unless such report is incorporated by reference into the current annual information form or less than nine months of the acquired business or related businesses operations are incorporated into the Company’s current annual audited consolidated financial statements) shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

Upon new interim consolidated financial statements and related management’s discussion and analysis being filed by the Company with the applicable securities regulatory authorities in Canada during the term of this Prospectus, all interim consolidated financial statements and related management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

Upon a new information circular relating to an annual meeting of shareholders being filed by the Company with applicable securities regulatory authorities in Canada subsequent to the date of this Prospectus and prior to the date on which this Prospectus ceases to be effective, the information circular for the preceding annual meeting of shareholders and any other information circular filed by the Company prior to the commencement of the Company’s financial year in respect of which the new annual information form is filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of offers and sales of Securities under this Prospectus.

A Prospectus Supplement containing the specific terms of any Securities offered thereunder will be delivered to purchasers of such Securities together with this Prospectus to the extent required under applicable securities laws except in cases where an exemption from such delivery has been obtained and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement solely for the purposes of the Securities offered thereunder.

In addition, certain marketing materials (as that term is defined in applicable Canadian securities legislation) may be used in connection with a distribution of Securities under this Prospectus and the applicable Prospectus Supplement(s). Any “template version” of “marketing materials” (as those terms are defined in applicable Canadian securities legislation) pertaining to a distribution of Securities, and filed by the Company after the date of the Prospectus Supplement for the distribution and before termination of the distribution of such Securities, will be deemed to be incorporated by reference in that Prospectus Supplement for the purposes of the distribution of Securities to which the Prospectus Supplement pertains.

The Company has not provided or otherwise authorized any other person to provide investors with information other than as contained or incorporated by reference in this Prospectus or any Prospectus Supplement. If an investor is provided with different or inconsistent information, he or she should not rely on it.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been, or will be, filed with the SEC as part of the Registration Statement (as defined below) of which this Prospectus forms a part: (1) the documents listed under “Documents Incorporated by Reference”; (2) the consent of PricewaterhouseCoopers LLP; (3) powers of attorney from certain of the Company’s directors and officers; and (4) the consents of the “qualified persons” referred to in this Prospectus under “Interests of Experts”. A copy of the form of any applicable warrant agreement or subscription receipt agreement will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

AVAILABLE INFORMATION

The Company is subject to the information reporting requirements of the Exchange Act and applicable Canadian requirements and, in accordance therewith, files reports and other information with the SEC and with securities regulatory authorities in Canada. Under the multi-jurisdictional disclosure system adopted by the United States and Canada, such reports and other information may generally be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Prospective investors may read and download any public document that the Company has filed with the securities commission or similar regulatory authority in each of the provinces of Canada on SEDAR at www.sedar.com. The reports and other information filed and furnished by the Company with the SEC can be inspected on the SEC’s website at www.sec.gov. Reports and other information filed by the Company with, or furnished to, the SEC may also be inspected and copied for a fee at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C., 20549.

The Company has filed with the SEC a registration statement on Form F-10 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), with respect to the Securities. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. See “Documents Filed as Part of the Registration Statement”. For further information with respect to the Company and the Securities, reference is made to the Registration Statement and the exhibits thereto. Statements contained in or incorporated by reference into this Prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement for a complete description of the matter involved. Each such statement is qualified in its entirety by such reference. Each time the Company sells Securities under the Registration Statement, it will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus.

SUMMARY OF THE BUSINESS

First Mining is a Canadian-focused gold exploration and development company that was created in 2015. The Company is a Canadian gold developer, with a primary focus being the development and permitting of the Springpole Gold Project (the “Springpole Project” or “Springpole”) in northwestern Ontario. Springpole is one of the largest undeveloped gold projects in Canada. The Company also holds several strategic partnership positions, including a large equity position in Treasury Metals Inc. (“Treasury Metals”) which is advancing the Goliath Gold Complex project towards construction. The Company holds a portfolio of 13 gold-focused mineral assets in Canada and the United States, some of which are in the process of being earned into by strategic partners, and holds a portfolio of 20 royalties on mineral projects around the world. The Company’s vision is to advance its material assets towards a construction decision and, ultimately, to production, while leveraging the value of its strategic partnership portfolio to provide long-term funding and continuing to assess mineral asset acquisition targets on an ongoing basis.

Since initially listing on the TSX Venture Exchange in April 2015, and on the Exchange in June 2017, the Company has completed eight material acquisitions and, as a result, has accumulated approximately 6.5 million ounces of gold in the Measured and Indicated Resource categories and approximately 2.1 million ounces of gold in the Inferred Resources category in mining friendly jurisdictions in eastern Canada. The following table highlights the Company’s material projects:

Date Acquired	Project	Location
June 9, 2016	Cameron Gold Project	Northern Ontario, Canada
November 16, 2015	Pickle Crow Gold Project (1)	Northern Ontario, Canada
November 13, 2015	Springpole Gold Project	Northern Ontario, Canada
July 7, 2015	Hope Brook Gold Project	Newfoundland, Canada

(1)	As a result of the completion of the Stage 2 Earn-In by Auteco (as such terms are defined below under “Recent Developments”, the Company now owns a 30% indirect interest in the Pickle Crow Gold Project.

Recent Developments

On September 9, 2021, the Company announced that it had entered into an earn-in agreement with ALX Resources Corp. (“ALX”) pursuant to which the Company, through its wholly owned subsidiary Gold Canyon Resources Inc. (“Gold Canyon”), may earn, over the course of two stages and over a period of five years, up to a 100% interest in ALX’s Vixen North, Vixen South and Vixen West properties (the “Vixen Properties”) located near the Company’s Springpole Project in northwestern Ontario. The Vixen Properties are comprised of 521 single cell mining claims covering approximately 10,600 hectares. In addition to entering into the earn-in agreement with ALX to earn into the Vixen Properties, the Company acquired additional claims covering approximately 6,000 hectares within the Birch-Uchi Greenstone Belt (“New Claims”), including the acquisition of the past-producing, high-grade Sol d’Or mine located adjacent to the Swain Lake Property (as defined below). With the addition of the Vixen Properties and the New Claims, the Company now controls over 66,000 hectares in the Birch-Uchi Greenstone Belt and is the largest single claim holder in the region.

In March 2021 and August 2021, Auteco Minerals Ltd. (“Auteco”) completed all expenditure requirements set out in the earn-in agreement entered into between the Company and Auteco dated March 12, 2020, in respect of Stage 1 (the “Stage 1 Earn-In”) and Stage 2 (the “Stage 2 Earn-In”), respectively, of Auteco’s earn-in to PC Gold Inc. (“PC Gold”), the Company’s subsidiary that owns the Pickle Crow Gold Project. As a result of completing the Stage 1 Earn-In, Auteco earned a 51% interest in PC Gold and in connection with this earn-in stage, Auteco issued 100,000,000 ordinary shares of Auteco to the Company. As a result of completing the Stage 2 Earn-In, Auteco increased its ownership interest in PC Gold to 70% and in connection with this earn-in stage, Auteco paid the Company $1,000,000 in cash. Auteco has an option to acquire an additional 10% equity interest in PC Gold, exercisable any time following completion of the Stage 2 Earn-In, by paying the Company $3,000,000 in cash.

On April 29, 2021, the Company announced that it had entered into an earn-in agreement with Whitefish Exploration Inc. (“Whitefish”) pursuant to which the Company may earn, over the course of two stages and over a period of five years, up to a 100% interest in Whitefish’s Swain Lake property (the “Swain Lake Property”) located in Northwestern Ontario. The Company will have the option to earn an initial 70% interest in the Swain Lake Property by making cash payments totaling $200,000, and share payments totaling $425,000 to Whitefish, and by incurring at least $500,000 worth of expenditures on the Swain Lake Property during the first 3 years of the earn-in term. Upon completing the first stage of the earn-in, the Company will hold, through Gold Canyon, a 70% interest in the Swain Lake Property, and will have an additional period of 2 years within which to acquire the remaining 30% of the property by paying $1 million to Whitefish and issuing $1 million worth of the Company’s shares to Whitefish. In the event the second stage of the earn-in is not completed, Whitefish and Gold Canyon will enter into a joint venture agreement with respect to the Swain Lake Property.

On June 8, 2021, the Company announced that Big Ridge Gold Corp. (“Big Ridge”) had received final approval from the TSX Venture Exchange in relation to the earn-in transaction that had been agreed to between the Company and Big Ridge with respect to the Hope Brook Gold Project (“Hope Brook”) located in Newfoundland, Canada (the “Big Ridge Transaction”). Accordingly, the Big Ridge Transaction had closed, and Big Ridge had commenced its earn-in of up to an 80% interest in Hope Brook pursuant to the terms of an earn-in agreement that was entered into between the Company and Big Ridge on April 6, 2021 (the “Earn-In Agreement”). In accordance with the terms of the Earn-In Agreement, Big Ridge paid $500,000 in cash, and issued 11,500,000 common shares of Big Ridge (“Big Ridge Shares”), to First Mining upon closing the Big Ridge Transaction. Big Ridge can earn a full 80% interest in Hope Brook through a two-stage earn-in over five years by incurring a total of $20 million of qualifying expenditures, and issuing up to a further 25,000,000 Big Ridge Shares to the Company over this five-year period.

On July 15, 2021, pursuant to a statutory plan of arrangement under the Business Corporations Act (British Columbia), the Company distributed 23,333,333 common shares and 11,666,666 common share purchase warrants of Treasury Metals to the Company’s shareholders of record as of July 14, 2021, on a pro-rata basis, by way of a reduction in the Common Shares.

On July 28, 2021, the Company announced that it had entered into a mineral exploration agreement (the “Exploration Agreement”) with Animakee Wa Zhing #37 First Nation (“AWZ 37”) in relation to the Company’s planned activities at the Cameron Gold Project (“Cameron”) located 80 kilometres southeast of the city of Kenora in northwestern Ontario, and within traditional territory of AWZ 37. The Company and AWZ 37 entered into the Exploration Agreement to promote a cooperative, collaborative and mutually beneficial relationship between the parties supporting the Company’s exploration activities at Cameron and the interests of AWZ 37 in the region.

More detailed information regarding the business of the Company, its operations and its assets can be found in the Company’s annual information form and other documents which are incorporated in this Prospectus by reference. See “Documents Incorporated by Reference”.

USE OF PROCEEDS

The use of proceeds from the sale of Securities will be described in the applicable Prospectus Supplement relating to a specific offering and sale of Securities. Among other potential uses, the Company may use the net proceeds from the sale of Securities for general corporate purposes, including funding ongoing operations and/or working capital requirements, to repay indebtedness outstanding from time to time, capital projects and potential future acquisitions.

The Company had negative cashflow from operating activities for the financial year ended December 31, 2020. To the extent that the Company has negative cash flow from operating activities in future periods, the Company may need to use a portion of the proceeds from any offering to fund such negative cash flow. See “Risk Factors – Negative Cash Flow from Operating Activities.”

Management of the Company will retain broad discretion in allocating the net proceeds of any offering of Securities under this Prospectus and the Company’s actual use of the net proceeds will vary depending on the availability and suitability of investment opportunities and its operating and capital needs from time to time. All expenses relating to an offering of Securities and any compensation paid to underwriting dealers or agents as the case may be, will be paid out of the proceeds from the sale of Securities, unless otherwise stated in the applicable Prospectus Supplement.

The Company may, from time to time, issue securities (including Securities) other than pursuant to this Prospectus.

CONSOLIDATED CAPITALIZATION OF THE COMPANY

The following table summarizes changes in the consolidated capitalization of the Company since the date of the Company’s audited consolidated financial statements as at and for the year ended December 31, 2020:

Description	Authorized	Outstanding as at December 31, 2020	Outstanding as at the date of the Prospectus
Common Shares	Unlimited	644,940,126	699,950,059	(1)
Warrants	N/A	93,085,657	91,892,620	(1)
Stock Options	N/A	54,410,000	46,615,000	(1)
Restricted Share Units	N/A	1,550,000	1,550,000	(1)
Deferred Share Units	N/A	40,000	303,000	(1)

Note:

(1) See “Prior Sales”.

PLAN OF DISTRIBUTION

The Company may from time to time during the 25-month period that this Prospectus, including any amendments hereto, remains valid, offer for sale and issue up to an aggregate of $100,000,000 in Securities hereunder.

The Company may offer and sell the Securities to or through underwriters or dealers purchasing as principals, and may also sell directly to one or more purchasers or through agents or pursuant to applicable statutory exemptions. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by the Company in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, including, to the extent applicable, any fees, discounts or any other compensation payable to underwriters, dealers or agents in connection with the offering, the method of distribution of the Securities, the initial issue price, the proceeds that the Company will receive and any other material terms of the plan of distribution. Any initial offering price and discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries. The consideration for any such acquisition may consist of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices or at prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in NI 44-102, including sales made directly on the Exchange or other existing trading markets for the Common Shares. The price at which the Securities will be offered and sold may vary as between purchasers and during the period of distribution of the applicable Securities. If, in connection with the offering of Securities at a fixed price or prices, the underwriters, dealers or agents have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters, dealers or agents will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters, dealers or agents to the Company.

In connection with the sale of the Securities, underwriters, dealers or agents may receive compensation from the Company or from other parties, including in the form of underwriters’, dealers’ or agents’ fees, commissions or concessions. Underwriters, dealers and agents that participate in the distribution of the Securities may be deemed to be underwriters for the purposes of applicable Canadian securities legislation and any such compensation received by them from the Company and any profit on the resale of the Securities by them may be deemed to be underwriting commissions.

In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities and other than in relation to an “at-the-market” distribution, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions intended to fix, stabilize, maintain or otherwise affect the market price of the Securities at a level other than those which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time.

Underwriters, dealers or agents who participate in the distribution of the Securities may be entitled, under agreements to be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

Unless otherwise specified in the applicable Prospectus Supplement, each series or issue of Securities (other than Common Shares) will be a new issue of Securities with no established trading market. Accordingly, there is currently no market through which the Securities (other than Common Shares) may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. No assurances can be given that a market for trading in Securities (other than Common Shares) of any series or issue will develop or as to the liquidity of any such market, whether or not the Securities are listed on a securities exchange. See “Risk Factors”.

DESCRIPTION OF SECURITIES

The following is a brief summary of certain general terms and provisions of the Securities as at the date of this Prospectus. The summary does not purport to be complete and is indicative only. The specific terms of any Securities to be offered under this Prospectus, and the extent to which the general terms described in this Prospectus apply to such Securities, will be set forth in the applicable Prospectus Supplement. Moreover, a Prospectus Supplement relating to a particular offering of Securities may include terms pertaining to the Securities being offered thereunder that are not within the terms and parameters described in this Prospectus.

Description of Common Shares

The following is a brief summary of the material attributes of the Common Shares. This summary does not purport to be complete.

The holders of Common Shares are entitled to one vote per share at all meetings of shareholders of the Company except separate meetings of the holders of another class or series of shares of the Company. Subject to the preferences accorded to holders of any class of shares of the Company ranking senior to or equal with the Common Shares, the Common Shares are entitled to dividends, if and when declared by the Company’s Board of Directors, and to the distribution of the residual assets of the Company in the event of the liquidation, dissolution or winding-up of the Company.

Holders of our Common Shares have no pre-emptive, redemption, purchase or conversion rights attaching to their shares, and the Common Shares, when fully paid, will not be liable to further call or assessment. No other class of shares may be created without the approval of the holders of the Common Shares. There are no provisions discriminating against any existing or prospective holder of the Common Shares as a result of such shareholder owning a substantial number of Common Shares. In addition, non-residents of Canada who hold Common Shares have the same rights as shareholders who are residents of Canada.

Common Shares offered hereunder may be “flow-through shares” within the meaning of the Income Tax Act (Canada). The particular terms and provisions of any such offerings by any Prospectus Supplement will be described in such Prospectus Supplement. Common Shares may be offered separately or together with other Securities.

Description of Preferred Shares

The following is a brief summary of certain general terms and provisions of the Preferred Shares that may be offered pursuant to this Prospectus. This summary does not purport to be complete. The particular terms and provisions of the Preferred Shares as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Preferred Shares, and the extent to which the general terms and provisions described below may apply to such Preferred Shares will be described in the applicable Prospectus Supplement.

The Preferred Shares are issuable in series. The Preferred Shares of each series rank in parity with the Preferred Shares of every other series with respect to dividends and return of capital and are entitled to a preference over the Common Shares and any other shares ranking junior to the Preferred Shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company.

The Company’s Board of Directors is empowered to fix the number of Preferred Shares and the rights to be attached to the Preferred Shares of each series, including the amount of dividends and any conversion, voting and redemption rights. Subject to the Company’s Articles and applicable law, the Preferred Shares as a class are not entitled to receive notice of or attend or vote at meetings of the Company’s shareholders.

Description of Warrants

The following is a brief summary of certain general terms and provisions of the Warrants that may be offered pursuant to this Prospectus. This summary does not purport to be complete. The particular terms and provisions of the Warrants as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Warrants, and the extent to which the general terms and provisions described below may apply to such Warrants will be described in the applicable Prospectus Supplement.

Warrants may be offered separately or together with other Securities, as the case may be. Each series of Warrants may be issued under a separate warrant indenture or warrant agency agreement to be entered into between the Company and one or more banks or trust companies acting as Warrant agent or may be issued as stand-alone contracts. The applicable Prospectus Supplement will include details of the Warrant agreements, if any, governing the Warrants being offered. The Warrant agent, if any, will be expected to act solely as the agent of the Company and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. A copy of any warrant indenture or any warrant agency agreement relating to an offering of Warrants will be filed by the Company with the relevant securities regulatory authorities in Canada after it has been entered into by the Company.

Each applicable Prospectus Supplement will set forth the terms and other information with respect to the Warrants being offered thereby, which may include, without limitation, the following (where applicable):

●	the designation of the Warrants;

●	the aggregate number of Warrants offered and the offering price;

●	the designation, number and terms of the other Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

●	the exercise price of the Warrants;

●	the dates or periods during which the Warrants are exercisable including any “early termination” provisions;

●	the designation, number and terms of any Securities with which the Warrants are issued;

●	if the Warrants are issued as a unit with another Security, the date on and after which the Warrants and the other Security will be separately transferable;

●	whether such Warrants are to be issued in registered form, “book-entry only” form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

●	any minimum or maximum amount of Warrants that may be exercised at any one time;

●	whether such Warrants will be listed on any securities exchange;

●	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

●	certain material Canadian tax consequences of owning the Warrants; and

●	any other material terms and conditions of the Warrants.

Description of Subscription Receipts

The following is a brief summary of certain general terms and provisions of the Subscription Receipts that may be offered pursuant to this Prospectus. This summary does not purport to be complete. The particular terms and provisions of the Subscription Receipts as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Subscription Receipts, and the extent to which the general terms and provisions described below may apply to such Subscription Receipts will be described in the applicable Prospectus Supplement.

Subscription Receipts may be offered separately or together with other Securities, as the case may be. The Subscription Receipts may be issued under a subscription receipt agreement. The applicable Prospectus Supplement will include details of the subscription receipt agreement, if any, governing the Subscription Receipts being offered. The Company will file a copy of any subscription receipt agreement relating to an offering of Subscription Receipts with the relevant securities regulatory authorities in Canada after it has been entered into by the Company.

Each applicable Prospectus Supplement will set forth the terms and other information with respect to the Subscription Receipts being offered thereby, which may include, without limitation, the following (where applicable):

●	the number of Subscription Receipts;

●	the price at which the Subscription Receipts will be offered;

●	the terms, conditions and procedures for the conversion of the Subscription Receipts into other Securities;

●	the dates or periods during which the Subscription Receipts are convertible into other Securities;

●	the designation, number and terms of the other Securities that may be exchanged upon conversion of each Subscription Receipt;

●	the designation, number and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

●	whether such Subscription Receipts are to be issued in registered form, “book-entry only” form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

●	terms applicable to the gross or net proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

●	certain material Canadian tax consequences of owning the Subscription Receipts; and

●	any other material terms and conditions of the Subscription Receipts.

Description of Units

The following is a brief summary of certain general terms and provisions of the Units that may be offered pursuant to this Prospectus. This summary does not purport to be complete. The particular terms and provisions of the Units as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Units, and the extent to which the general terms and provisions described below may apply to such Units will be described in the applicable Prospectus Supplement.

Units may be offered separately or together with other Securities, as the case may be.

Each applicable Prospectus Supplement will set forth the terms and other information with respect to the Units being offered thereby, which may include, without limitation, the following (where applicable):

●	the number of Units;

●	the price at which the Units will be offered;

●	the designation, number and terms of the Securities comprising the Units; whether the Units will be issued with any other Securities and, if so, the amount and terms of these Securities;

●	terms applicable to the gross or net proceeds from the sale of the Units plus any interest earned thereon;

●	the date on and after which the Securities comprising the Units will be separately transferable;

●	whether the Securities comprising the Units will be listed on any securities exchange;

●	whether such Units or the Securities comprising the Units are to be issued in registered form, “book-entry only” form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

●	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Units;

●	certain material Canadian tax consequences of owning the Units; and

●	any other material terms and conditions of the Units.

PRIOR SALES

Common Shares

The following table summarizes details of the Common Shares issued by the Company during the 12-month period prior to the date of this Prospectus:

Date of Issuance	Weighted Average Price Per Common Share ($)	Aggregate Number of Common Shares
September 10, 2020 (1)	$0.400	100,000
September 16, 2020 (1)	$0.400	187,500
September 16, 2020 (1)	$0.250	125,000
October 19, 2020 (1)	$0.400	150,000
October 21, 2020 (1)	$0.400	800,000
November 24, 2020 (1)	$0.250	50,000
November 26, 2020 (1)	$0.250	100,000
December 1, 2020 (1)	$0.250	250,000
December 9, 2020 (3)	$0.405	3,000,000
December 18, 2020 (1)	$0.400	225,000
December 30, 2020 (1)	$0.400	50,000
February 8, 2021 (2)	$0.330	10,000
February 22, 2021 (1)	$0.250	25,000
February 26, 2021 (4)	$0.375	118,483
April 28, 2021 (5)	$0.345	347,222
June 14, 2021 (1)	$0.250	375,000
June 18, 2021 (6)	$0.380	100,000
June 22, 2021 (1)	$0.250	125,000
June 22, 2021 (2)	$0.330	50,000
June 28, 2021 (1)	$0.250	125,000
June 29, 2021 (2)	$0.330	50,000
July 2, 2021 (1)	$0.250	100,000
July 5, 2021 (1)	$0.250	250,000
July 7, 2021 (2)	$0.330	100,000
July 8, 2021 (1)	$0.250	200,000
July 8, 2021 (2)	$0.330	37,500
July 9, 2021 (1)	$0.250	750,000
July 12, 2021 (1)	$0.250	62,500
July 13, 2021 (7)	$0.485	25,000
July 16, 2021 (2)	$0.330	18,150
August 3, 2021 (1)	$0.250	25,000
August 18, 2021 (1)	$0.250	250,000
September 15, 2021 (8)	$0.330	291,330
	TOTAL	8,472,685

Notes:

(1) Issued pursuant to the exercise of options to purchase Common Shares (“Options”).

(2) Issued pursuant to the exercise of Warrants.

(3) Issued pursuant to the acquisition by the Company of the East Cedartree claims from Metalore Resources Limited.

(4) Issued in connection with an option agreement entered into with a private company.

(5) Issued in connection with the earn-in agreement that the Company has entered into with Whitefish with respect to the Swain Lake Property.

(6) Issued in connection with the acquisition of certain real property and mineral interests from an individual.

(7) Issued to AWZ 37 pursuant to the Exploration Agreement.

(8) Issued in connection with the earm-in agreement that the Company has entered into with ALX with respect to the Vixen Properties.

Warrants

The following table summarizes details of the Warrants issued by the Company during the 12-month period prior to the date of this Prospectus:

Date of Grant	Number of Warrants Granted	Exercise Price ($)	Expiry Date
July 16, 2021 (1)	50,000	$0.421	July 16, 2023

Notes:

(1) Issued to AWZ 37 pursuant to the Exploration Agreement.

Options

The following table summarizes details of the Options issued by the Company during the 12-month period prior to the date of this Prospectus:

Date of Grant	Number of Options Granted	Exercise Price ($)	Expiry Date
October 30, 2020 (1)	900,000	$0.430	October 30, 2025
December 1, 2020 (2)	600,000	$0.405	December 1, 2025
February 2, 2021 (3)	8,615,000	$0.435	February 2, 2026
April 14, 2021 (2)	500,000	$0.365	April 14, 2026
May 19, 2021 (2)	250,000	$0.370	May 19, 2026
June 17, 2021 (4)	300,000	$0.380	June 17, 2026
July 29, 2021 (2)	250,000	$0.390	July 29, 2026
August 23, 2021 (5)	725,000	$0.345	August 23, 2026
September 13, 2021 (4)	250,000	$0.335	September 13, 2026
TOTAL	12,390,000

Notes:

(1) Issued to a new director, a new employee and a consultant of First Mining.

(2) Issued to a new employee of First Mining.

(3) Issued to First Mining’s directors, officers, employees and certain consultants.

(4) Issued to an officer of First Mining.

(5) Issued to a consultant and two new employees of First Mining.

Restricted Share Units

The following table summarizes details of the restricted share units (“RSUs”) issued by the Company during the 12-month period prior to the date of this Prospectus:

Date of Grant	Number of RSUs Granted
February 2, 2021	1,550,000

Deferred Share Units

The following table summarizes details of the deferred share units (“DSUs”) issued by the Company during the 12-month period prior to the date of this Prospectus:

Date of Grant	Number of DSUs Granted
February 2, 2021	40,000
June 17, 2021	263,000
TOTAL	303,000

TRADING PRICE AND VOLUME

The Common Shares trade on the Exchange under the symbol “FF”. On September 28, 2021, being the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the Exchange was $0.305. The price range and trading volume of the Common Shares for each month from September 2020 to September 2021, as reported by the Exchange, are set out below:

Month	High ($)	Low ($)	Total Volume
September 1-28, 2021	0.350	0.305	9,519,144
August 2021	0.385	0.330	8,315,679
July 2021	0.485	0.370	18,474,006
June 2021	0.475	0.370	31,180,407
May 2021	0.400	0.345	9,877,647
April 2021	0.375	0.335	10,688,432
March 2021	0.390	0.345	12,749,463
February 2021	0.470	0.375	23,865,867
January 2021	0.460	0.385	20,213,238
December 2020	0.430	0.395	12,785,428
November 2020	0.480	0.375	16,624,150
October 2020	0.510	0.430	23,039,657
September 2020	0.485	0.440	25,317,350

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada or to an investor who is a resident of Canada of acquiring, owning and disposing of any of the Securities offered thereunder. The applicable Prospectus Supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any of the Securities offered thereunder by an initial investor who is subject to United States federal taxation. Investors should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult their own tax advisors with respect to their own particular circumstances.

RISK FACTORS

Before deciding to invest in any Securities, prospective purchasers of the Securities should consider carefully the risk factors and the other information contained and incorporated by reference in this Prospectus and the applicable Prospectus Supplement relating to a specific offering of Securities before purchasing the Securities. An investment in the Securities offered hereunder is speculative and involves a high degree of risk. Information regarding the risks affecting the Company and its business is provided in the documents incorporated by reference in this Prospectus, including in the Company’s most recent annual information form under the heading “Risks That Can Affect Our Business”. Additional risks and uncertainties not known to the Company or that management currently deems immaterial may also impair the Company’s business, financial condition, results of operations or prospects. See “Documents Incorporated by Reference”.

Risks Related to the Company and its Business

Exploration and Development Risks

The exploration for and development of minerals involves significant risks which even a combination of careful evaluation, experience and knowledge may not eliminate. These risks include: few properties that are explored are ultimately developed into producing mines; there can be no guarantee that the estimates of quantities and qualities of minerals disclosed will be economically recoverable; with all mining operations there is uncertainty and, therefore, risk associated with operating parameters and costs resulting from the scaling up of extraction methods tested in pilot conditions; and mineral exploration is speculative in nature and there can be no assurance that any minerals discovered will result in an increase in our resource base.

Exploration and development of mineral properties is capital intensive and unsuccessful exploration or development programs could have a material adverse impact on our operations and financial condition.

Financing Risks

The Company has finite financial resources, has no current source of operating cash flow and has no assurance that additional funding will be available to it for its future activities, including exploration or development of mineral projects. Such further activities may be dependent upon the Company’s ability to obtain financing through equity or debt financing or other means. Failure to obtain additional financing could result in delay or indefinite postponement of exploration and development of the Company’s existing mineral projects and could result in the loss of one or more of its properties.

Public Health Crises

Our business, operations and financial condition could be materially adversely affected by the outbreak of epidemics, pandemics or other health crises, such as COVID-19, and by reactions by government and private actors to such outbreaks. The global reactions to the spread of COVID-19 have led to, among other things, significant restrictions on travel, quarantines, temporary business closures and a general reduction in consumer activity. While these effects are expected to be temporary, the duration of the disruptions to business internationally and the related financial impact cannot be estimated with any degree of certainty at this time. Such public health crises can result in disruptions and extreme volatility in financial markets and global supply chains as well as declining trade and market sentiment and reduced mobility of people, all of which could impact commodity prices, interest rates, credit ratings, credit risk, availability of financing and inflation. The risks to the Company of such public health crises also include risks to employee health and safety and may result in a slowdown or temporary suspension of operations at some or all of our mineral properties as well as our head office. Although we are currently continuing certain head office and administrative functions remotely, many other functions, including the conduct of exploration and development programs, cannot be conducted remotely and may be impacted or delayed if we experience additional limitations on employee mobility.

The province of Ontario was previously subject to a number of emergency orders (the “Emergency Orders”) resulting from COVID-19 which imposed various restrictions on workplaces in the province. Our exploration properties in Ontario were not directly affected by the Emergency Orders. However, there can be no guarantee that they will not be in the future or that governments in other provinces in which we have mineral properties will not pass orders reducing or preventing access to our properties. Any such orders may have a material adverse effect upon ongoing exploration programs at our properties and, ultimately, on our business and financial condition. At this point, the extent to which COVID-19 may impact us remains uncertain; however, it is possible that COVID-19 could have a material adverse effect on our business, results of operations and financial condition.

Global Financial Conditions

Global financial conditions have, at various times in the past and may, in the future, experience extreme volatility. Many industries, including the mining industry, are impacted by volatile market conditions. Global financial conditions may be subject to sudden and rapid destabilizations in response to economic shocks or other events, such as developments concerning COVID-19. A slowdown in the financial markets or other economic conditions, including but not limited to consumer spending, employment rates, business conditions, inflation, fluctuations in fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates and tax rates, may adversely affect the Company’s growth and financial condition. Future economic shocks may be precipitated by a number of causes, including government debt levels, fluctuations in the price of oil and other commodities, volatility of metal prices, geopolitical instability, changes in laws or governments, war, terrorism, the volatility of currency exchanges inflation or deflation, the devaluation and volatility of global stock markets, pandemics and natural disasters. Any sudden or rapid destabilization of global economic conditions could impact the Company’s ability to obtain equity or debt financing in the future on terms favourable to the Company or at all. In such an event, the Company’s operations and financial condition could be adversely impacted.

Governmental Approvals

Our activities are subject to government approvals, various laws governing prospecting, development, land resumptions, production taxes, labour standards and occupational health, mine safety, toxic substances and other matters, including issues affecting local First Nations populations. The costs associated with compliance with these laws and regulations can be substantial. Although we believe our activities are carried out in accordance with all applicable rules and regulations, no assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could limit or curtail production or development, or cause additional expense, capital expenditures, restrictions or delays in the development of our properties. Amendments to current laws and regulations governing operations and activities of exploration and mining, or more stringent implementation thereof, could have a material adverse impact on our business, operations and financial performance. Further, the mining licenses and permits issued in respect of our projects may be subject to conditions which, if not satisfied, may lead to the revocation of such licenses. In the event of revocation, the value of our investments in such projects may decline.

First Nations Land Claims

Certain of the Company’s mineral properties may now or in the future be the subject of First Nations land claims. The legal nature of First Nations land claims is a matter of considerable complexity. Additional uncertainty has arisen due to the decision of the Supreme Court of Canada in Tsilhqot’in Nation v. British Columbia (2014 SCC 44), which recognized the Tsilhqot’in Nation as holding aboriginal title to approximately 1,900 square kilometres of territory in the interior of British Columbia. This decision represents the first successful claim for aboriginal title in Canada and may lead other First Nations in Canada to pursue aboriginal title in their traditional land-use areas.

The impact of any such claim on the Company’s interest in its mineral properties cannot be predicted with any degree of certainty and no assurance can be given that a broad recognition of First Nations rights in the area in which the Company’s mineral properties are located, by way of negotiated settlements or judicial pronouncements, would not have an adverse effect on the Company’s activities. In addition, there is no assurance that the Company will be able to maintain practical working relationship with First Nations which would allow it to ultimately develop the Company’s mineral properties.

Mineral Claims, Licenses and Permitting

Our mineral claims, licenses and permits are subject to periodic renewal and may only be renewed a limited number of times for a limited period of time. While we anticipate that renewals will be given as and when sought, there is no assurance that such renewals will be given as a matter of course and there is no assurance that new conditions will not be imposed in connection therewith. Our business objectives may also be impeded by the costs of holding and/or renewing the mineral claims, licenses and permits. In addition, the duration and success of efforts to obtain and renew mineral claims, licenses and permits are contingent upon many variables not within our control.

Our current and anticipated future operations, including further exploration, development activities and commencement of production on our properties, require licenses and permits from various governmental authorities. Our business requires many environmental, construction and mining permits, each of which can be time-consuming and costly to obtain, maintain and renew. In connection with our current and future operations, we must obtain and maintain a number of permits that impose strict conditions, requirements and obligations on the Company, including those relating to various environmental and health and safety matters. To obtain, maintain and renew certain permits, we are required to conduct environmental assessments pertaining to the potential impact of our operations on the environment and to take steps to avoid or mitigate those impacts. We cannot be certain that all licenses and permits that we may require for our operations will be obtainable on reasonable terms or at all. Delays or a failure to obtain such licenses and permits, or a failure to comply with the terms of any such licenses and permits that we have obtained, could have a material adverse impact on First Mining.

On August 28, 2019, the Impact Assessment Act came into force and replaced the Canadian Environmental Assessment Act, thereby establishing a new environmental assessment process. It is uncertain how the new assessment process adopted by the federal government will result in a more efficient approval process. The Impact Assessment Act broadens the assessment factors to include health, economy, social, gender, and sustainability considerations. The lack of regulatory certainty is likely to have an influence on investment decisions for major projects. Even when projects are approved on a federal level, such projects often face further delays due to interference by provincial and municipal governments, as well as court challenges related to issues such as Indigenous rights, the government's duty to consult and accommodate Indigenous peoples and the sufficiency of the relevant environmental review processes. Such political and legal opposition creates further uncertainty.

Risks Related to the Company’s Securities

Negative Cash Flow from Operating Activities

The Company has not yet achieved positive operating cash flow, and the Company will continue to experience negative cash flow from operations in the foreseeable future. The Company has incurred net losses in the past and may incur losses in the future unless it can derive sufficient revenues from its business. Such future losses could have an adverse effect on the market price of the Company’s securities, which could cause investors to lose part or all of their investment.

No Assurance of Active or Liquid Market

No assurance can be given that an active or liquid trading market for the Common Shares will be sustained. If an active or liquid market for the Common Shares fails to be sustained, the prices at which such shares trade may be adversely affected. Whether or not the Common Shares will trade at lower prices depends on many factors, including the liquidity of the Common Shares, prevailing interest rates and the markets for similar securities, general economic conditions and the Company’s financial condition, historic financial performance and future prospects.

Public Markets and Share Prices

The market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on the Exchange or any other stock exchange could be subject to significant fluctuations in response to variations in the Company’s financial results or other factors. In addition, fluctuations in the stock market may adversely affect the market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on the Exchange or any other stock exchange regardless of the financial performance of the Company. Securities markets have also experienced significant price and volume fluctuations from time to time. In some instances, these fluctuations have been unrelated or disproportionate to the financial performance of issuers. Market fluctuations may adversely impact the market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on the Exchange or any other stock exchange. There can be no assurance of the price at which the Common Shares or any other Securities offered hereunder that become listed and posted for trading on the Exchange or any other stock exchange will trade.

Additional Issuances and Dilution

The Company may issue and sell additional securities of the Company to finance its operations or future acquisitions. The Company cannot predict the size of future issuances of securities of the Company or the effect, if any, that future issuances and sales of securities will have on the market price of any Securities of the Company issued and outstanding from time to time. Sales or issuances of substantial amounts of securities of the Company, or the perception that such sales could occur, may adversely affect prevailing market prices for securities of the Company issued and outstanding from time to time. With any additional sale or issuance of securities of the Company, holders will suffer dilution with respect to voting power and may experience dilution in the Company’s earnings per share. Moreover, this Prospectus may create a perceived risk of dilution resulting in downward pressure on the price of the Company’s issued and outstanding Common Shares, which could contribute to progressive declines in the prices of such securities.

Risks Related to an Offering

The Company has Broad Discretion in the Use of the Net Proceeds from this Offering

Management of the Company will have broad discretion with respect to the application of net proceeds received by the Company from the sale of Securities under this Prospectus or a future Prospectus Supplement and may spend such proceeds in ways that do not improve the Company’s results of operations or enhance the value of the Common Shares or its other securities issued and outstanding from time to time. Any failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on the Company’s business or cause the price of the securities of the Company issued and outstanding from time to time to decline.

Absence of a Public Market for Certain Securities

There is no public market for the Preferred Shares, Warrants, Subscription Receipts, or Units and, unless otherwise specified in the applicable Prospectus Supplement, the Company does not intend to apply for listing of such Securities on any securities exchanges. If the Preferred Shares, Warrants, Subscription Receipts, or Units are traded after their initial issue, they may trade at a discount from their initial offering prices depending on prevailing interest rates (as applicable), the market for similar securities and other factors including general economic conditions and the Company’s financial condition. There can be no assurance as to the liquidity of the trading market for the Preferred Shares, Warrants, Subscription Receipts, or Units or that a trading market for these securities will develop.

EXEMPTION FROM NATIONAL INSTRUMENT 44-102

Pursuant to a decision of the Autorité des marchés financiers (“AMF”) dated August 25, 2021, the Company was granted exemptive relief from the requirement that this Prospectus as well as the documents incorporated by reference herein and any applicable Prospectus Supplement and the documents incorporated by reference therein to be filed in relation to an “at-the-market” distribution to be filed with the AMF in the French language. This exemptive relief is granted on the condition that this Prospectus, any applicable Prospectus Supplement (other than in relation to an “at-the-market” distribution) and the documents incorporated by reference herein and therein be filed with the AMF in the French language if the Company offers Securities to Québec purchasers in connection with an offering other than in relation to an “at-the-market” distribution.

LEGAL MATTERS

Unless otherwise specified in a Prospectus Supplement relating to any Securities offered, certain legal matters in connection with the offering of Securities will be passed upon on behalf of the Company by its external legal counsel, Blake, Cassels & Graydon LLP as to Canadian legal matters and Dorsey & Whitney LLP, as to United States legal matters. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents, as the case may be.

Mr. Keith Neumeyer and Mr. Richard Lock, each a director of the Company, reside outside of Canada. Mr. Neumeyer and Mr. Lock have appointed the following agent for service of process in Canada:

Name of Person	Name and Address of Agent

Keith Neumeyer	Blake, Cassels & Graydon LLP Suite 2600 – 595 Burrard Street Vancouver, British Columbia V7X 1L3

Richard Lock	Blake, Cassels & Graydon LLP Suite 2600 – 595 Burrard Street Vancouver, British Columbia V7X 1L3

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the person has appointed an agent for service of process interests of experts

All technical and scientific information discussed in this Prospectus, any Prospectus Supplement or any documents incorporated by reference herein, including mineral resource estimates for the Company’s material properties, and all technical and scientific information for the Company’s other non-material projects, has been reviewed and approved by Ms. Hazel Mullin, P.Geo., Director of Data Management & Technical Services at the Company, who is a qualified person for the purposes of NI 43-101.

The following individuals prepared the NI 43-101 technical report entitled “NI 43-101 Technical Report and Pre-Feasibility Study on the Springpole Gold Project, Ontario, Canada” dated February 26, 2021 with an effective date of January 20, 2021:

●	Mr. Gordon Zurowski, P.Eng., AGP Mining Consultants Inc.;

●	Mr. Roland Tosney, P.Eng., AGP Mining Consultants Inc.;

●	Dr. Gilles Arseneau, Ph.D., P.Geo., SRK Consulting (Canada) Inc.;

●	Dr. Adrian Dance, Ph.D., P.Eng., SRK Consulting (Canada) Inc.;

●	Mr. Cameron McCarthy, P.Eng., P.Geo., P.Tech., Swiftwater Consulting Ltd.; and

●	Mr. Duke Reimer, P.Eng., Knight Piésold Ltd.

Mark Drabble, B.App.Sci (Geology), MAIG, MAusIMM, and Kahan Cervoj, B.App.Sci (Geology), MAIG, MAusIMM, Principal Consultants of Optiro Pty Limited, prepared the NI 43-101 technical report entitled “Technical Report on the Cameron Gold Deposit, Ontario, Canada” with an effective date of January 17, 2017.

B. Terrence Hennessey, P.Geo., of Micon International Limited, prepared the NI 43-101 technical report entitled “An Updated Mineral Resource Estimate for the Pickle Crow Property, Patricia Mining Division, Northwestern Ontario, Canada” dated June 15, 2018 with an effective date of August 31, 2016.

Michael P. Cullen, M.Sc., P.Geo., of Mercator Geological Services Limited, prepared the NI 43-101 technical report entitled “2015 Mineral Resource Estimate Technical Report for the Hope Brook Gold Project, Newfoundland and Labrador, Canada” dated November 20, 2015 with an effective date of January 12, 2015.

Each of the abovementioned firms or persons hold, as either a registered or beneficial holder, less than one percent of the outstanding securities of First Mining or of any associate or affiliate of First Mining. None of the aforementioned firms or persons received any direct or indirect interest in any securities of First Mining or of any associate or affiliate of First Mining in connection with the preparation and review of any technical report. None of the aforementioned firms or persons, nor any directors, officers or employees of such firms or persons, are currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company, other than Dr. Christopher Osterman, a director of the Company.

The partners and associates of Blake, Cassels & Graydon LLP, as a group, hold beneficially, directly or indirectly, less than 1% of any class of the Corporation’s securities.

Auditor, transfer agent and registrar

The auditor of the Company is PricewaterhouseCoopers LLP, Chartered Professional Accountants, who have audited the Company’s 2020 annual consolidated financial statements. PricewaterhouseCoopers LLP have confirmed they are independent within the meaning of the Chartered Professional Accountants of British Columbia Code of Professional Conduct and the rules of the Public Company Accounting Oversight Board (U.S.). They are located at Suite 1400 – 250 Howe Street, Vancouver, British Columbia V6C 3S7.

The transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada at its principal transfer office in Vancouver, British Columbia.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

The Company is governed by the laws of British Columbia and its principal place of business is outside the United States. The majority of the directors and officers of the Company and the experts named under “Interests of Experts” herein are resident outside of the United States and a substantial portion of the Company’s assets and the assets of such persons are located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on the Company, its directors or officers or such experts, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S. Securities Act. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Company or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against the Company or such persons predicated on the United States federal securities or any such state securities or “blue sky” laws. A final judgment for a liquidated sum in favour of a private litigant granted by a United States court and predicated solely upon civil liability under United States federal securities laws would, subject to certain exceptions identified in the law of individual provinces of Canada, likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that would be recognized by the domestic Canadian court for the same purposes. There is a significant risk that a given Canadian court may not have jurisdiction or may decline jurisdiction over a claim based solely upon United States federal securities law on application of the conflict of laws principles of the province in Canada in which the claim is brought.

The Company filed with the SEC, concurrently with the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed Puglisi & Associates, with an address at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of Securities under the Registration Statement.

contractual rights of rescission

Original purchasers of Securities which are convertible, exchangeable or exercisable for other securities of the Company, including Subscription Receipts and Warrants if offered separately without any other Securities, will have a contractual right of rescission against the Company in respect of the conversion, exchange or exercise of such Securities. The contractual right of rescission will entitle such original purchasers to receive, in addition to the amount paid on original purchase of the Subscription Receipt or Warrant, as the case may be, the amount paid upon conversion, exchange or exercise, upon surrender of the underlying securities gained thereby, in the event that this Prospectus, the relevant Prospectus Supplement or an amendment thereto contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of such Securities under this Prospectus and the applicable Prospectus Supplement; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of such Securities under this Prospectus and the applicable Prospectus Supplement. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

GLOSSARY OF MINING TERMS

Canadian reporting requirements for disclosure of mineral properties are governed by NI 43-101. The definitions in NI 43-101 are adopted from those given by the Canadian Institute of Mining Metallurgy and Petroleum (“CIM”).

Mineral Resource

The term “Mineral Resource” refers to a concentration or occurrence of diamonds, natural, solid, inorganic or fossilized organic material including base and precious metals, coal and industrial minerals in or on the Earth’s crust in such form, grade or quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling.

Measured Mineral Resource

The term “Measured Mineral Resource” refers to that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with sufficient confidence to allow the appropriate application of modifying factors (including, but not limited to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environment, social and governmental factors) in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drillholes that are spaced closely enough to confirm geological and grade or quality continuity between points of observation. A Measured Mineral Resource has a higher level of confidence than that applying to either an Indicated Mineral Resource or an Inferred Mineral Resource. It may be converted to a “Proven Mineral Reserve” or to a “Probable Mineral Reserve.”

Indicated Mineral Resource

The term “Indicated Mineral Resource” refers to that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with sufficient confidence to allow the appropriate application of modifying factors (including, but not limited to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environment, social and governmental factors) in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to reasonably assume geological and grade or quality continuity between points of observation. An Indicated Mineral Resource has a lower level of confidence than that applying to a “Measured Mineral Resource” and may only be converted to a “Probable Mineral Reserve”.

Inferred Mineral Resource

The term “Inferred Mineral Resource” refers to that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and limited sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity. The estimate is based on limited information and sampling gathered through appropriate sampling techniques from locations such as outcrops, trenches, pits, workings and drill holes.

Qualified Person

The term “qualified person” refers to an individual who is an engineer or geoscientist with at least five years of experience in mineral exploration, mine development, production activities and project assessment, or any combination thereof, including experience relevant to the subject matter of the project or report and is a member in good standing of a self-regulating organization.

Mineral Reserve	The term “Mineral Reserve” refers to that part of a Measured and/or Indicated Mineral Resource which, after the application of all mining factors, result in an estimated tonnage and grade which, in the opinion of the Qualified Person(s) making the estimates, is the basis of an economically viable project after taking account of all relevant modifying factors (including, but not limited to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environment, social and governmental factors). It includes diluting materials that will be mined in conjunction with the Mineral Reserves and delivered to the treatment plant or equivalent facility, as well as allowances for losses which may occur when the material is mined or extracted, and Mineral Reserves are defined by studies at pre-feasibility or feasibility level, as appropriate. Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified. The term Mineral Reserve does not necessarily signify that extraction facilities are in place or operative or that all governmental approvals have been received. It does, however, signify that there are reasonable expectations of such approvals.

Probable Mineral Reserve	The term “Probable Mineral Reserve” refers to the economically mineable part of an Indicated Mineral Resource, and in some circumstances, a Measured Mineral Resource. The confidence in the modifying factors (including, but not limited to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environment, social and governmental factors) applying to a Probable Mineral Reserve is lower than that applying to a “Proven Mineral Reserve”. Probable Mineral Reserve estimates must be demonstrated to be economic, at the time of reporting, by at least a pre-feasibility study.

Proven Mineral Reserve	The term “Proven Mineral Reserve” refers to the economically mineable part of a Measured Mineral Resource. A Proven Mineral Reserve implies that the Qualified Person has the highest degree of confidence in the estimate and the modifying factors (including, but not limited to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environment, social and governmental factors). Use of the term is restricted to that part of the deposit where production planning is taking place and for which any variation in the estimate would not significantly affect the potential economic viability of the deposit. Proven Mineral Reserve estimates must be demonstrated to be economic, at the time of reporting, by at least a pre-feasibility study.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

First Mining Gold Corp. (“we”, “us” or “our company”) is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, we may, subject to Section 163 of the Act:

(1) indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2) after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“proceeding” includes any legal proceeding or investigative action, whether current, threatened , pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•                  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•                 if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•                 if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

•                 in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•                 order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•                 order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•                 order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•                 order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•                 make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the Act, we must indemnify a director, former director or alternate director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with our company on the terms of the indemnity contained in our articles.

Under our articles, and subject to the Act, we may agree to indemnify and may indemnify any person (including an eligible party). We have entered into indemnity agreements with certain of our directors and officers.

Pursuant to our articles, the failure of an eligible party to comply with the Act or our articles does not, of itself, invalidate any indemnity to which he or she is entitled under our articles.

Under our articles, we may purchase and maintain insurance for the benefit of a person (or his or her heirs or legal personal representatives) who:

•	is or was a director, alternate director, officer, employee or agent of our company;

•	is or was a director, alternate director, officer, employee or agent of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity,

against any liability incurred by him or her as a director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS

Exhibit	Description

4.1	Annual information form of the Registrant for the year ended December 31, 2020 (incorporated by reference to Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 25, 2021) (File No. 000-55607).

4.2	Audited consolidated financial statements of the Registrant as at and for the years ended December 31, 2020 and December 31, 2019, together with the notes thereto and the independent auditor’s report thereon (incorporated by reference to Exhibit 99.2 to the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 25, 2021) (File No. 000-55607).

4.3	Management’s discussion and analysis of the Registrant for the year ended December 31, 2020 (incorporated by reference to Exhibit 99.3 to the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 25, 2021) (File No. 000-55607).

4.4	Unaudited condensed interim consolidated financial statements of the Registrant as at and for the period ended June 30, 2021 and June 30, 2020, together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K, filed with the Commission on August 16, 2021) (File No. 000-55607).

4.5	Management’s discussion and analysis of the Registrant for the three months ended June 30, 2021 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K, filed with the Commission on August 16, 2021) (File No. 000-55607).

4.6	Management information circular dated May 18, 2021 regarding the Registrant’s annual general and special meeting of shareholders to be held on June 30, 2021 (incorporated by reference to Exhibit 99.3 to the Registrant’s Report on Form 6-K, filed with the Commission on June 1, 2021) (File No. 000-55607)

5.1	Consent of PricewaterhouseCoopers LLP

5.2	Consent of Gilles Arseneau, Ph.D., P.Geo.

5.3	Consent of Gordon Zurowski, P.Eng.

5.4	Consent of Adrian Dance, Ph.D., P.Eng.

5.5	Consent of Roland Tosney, P.Eng.

5.6	Consent of Cameron McCarthy, P.Eng., P.Geo., P.Tech.

5.7	Consent of Duke Reimer, P.Eng.

5.8	Consent of Mark Drabble, B.App.Sci.

5.9	Consent of Kahan Cervoj, B.App.Sci.

5.10	Consent of B. Terrence Hennessey, P.Geo.

5.11	Consent of Michael P. Cullen, P.Geo.

5.12	Consent of Hazel Mullin, P.Geo.

6.1*	Powers of Attorney.

*Previously filed

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

First Mining Gold Corp. undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

First Mining Gold Corp. has filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of First Mining Gold Corp. shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, First Mining Gold Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on September 29, 2021.

FIRST MINING GOLD CORP.

By:	/s/ Daniel W. Wilton
	Name:	Daniel W. Wilton
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on September 29, 2021.

Signature	Title

/s/ Daniel W. Wilton	Chief Executive Officer and Director
Daniel W. Wilton	(Principal Executive Officer)

/s/ Andrew Marshall	Chief Financial Officer
Andrew Marshall	(Principal Financial Officer and Principal Accounting Officer)

*	Director
Keith Neumeyer	(Chairman of the Board of Directors)

*	Director
Raymond Polman

*	Director
Richard Lock

*	Director
Leanne Hall

*By:	/s/ Daniel W. Wilton
	Name:	Daniel W. Wilton
	Title:	Attorney in fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of First Mining Gold Corp. in the United States, on September 29, 2021.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director